                                                                    EXHIBIT 10-A

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is dated and effective as of the 30th day of April, 1996 ("Effective Date"), and is by and between National Steel Corporation, a Delaware corporation (the "Company"), and V. John Goodwin ("Executive"). In consideration of the mutual covenants contained herein, and other good and valuable consideration (including the Termination Benefits and the Special Termination Benefits) the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

1.   Employment and Term

     Executive is or may be employed by the Company pursuant to one or more contracts or letter agreements (the "Prior Agreement"). The Company hereby agrees to employ Executive as the President, Chief Executive Officer and Chief Operating Officer of the Company and Executive hereby agrees to accept such employment and serve in such capacity on a full-time basis during the Term and upon the terms and conditions set forth in this Employment Agreement (this "Agreement"). Executive shall report solely to the Company's Board of Directors, and will have such responsibilities, duties and authorities as are customary for such positions in a publicly held company of the size, type and nature of the Company as they may exist from time to time. The term of employment of Executive under this Agreement shall be the period commencing on the Effective Date and terminating on July 1, 1999 or on the date of the end of any period or periods of extension thereof (the "Term"). On July 1, 1999, the Term shall be automatically extended on a month to month basis without further action by either party unless either party hereto notifies the other party that such extension shall not occur. In the event either party notifies the other party that such extension shall not occur, Executive's employment shall terminate automatically at the end of the initial Term or any extension thereof, as the case may be. Prior to the date on which Executive reaches age 65 ("Normal Retirement"), an election by the Company not to further extend the initial Term or any extension thereof shall automatically result in a termination of Executive's employment by the Company without Cause, which termination of employment shall be effective at the end of the initial Term or any extension thereof. Termination of Executive's employment at or after age 65, for any reason, whether by Executive or the Company, shall be deemed to be a termination of Executive's employment due to Normal Retirement. The respective rights and obligations of the parties hereunder shall survive any termination of employment to the extent necessary to achieve the intended preservation of rights and obligations.

2.   Salary and Annual Incentive Compensation.

     Executive's annual base salary as in effect on the Effective Date shall be the Executive's annual base salary hereunder as of the Effective Date, payable in consecutive equal monthly installments. The term "base salary" as utilized in this Agreement shall refer to the then current base salary as adjusted from time to time. Executive shall also be eligible to receive annual incentive compensation pursuant to the

Company's Management Incentive Compensation Program or any successor plan (the "MICP") during the Term and as determined in accordance with the terms and conditions of the MICP. Executive's MICP target annual incentive compensation for 1996 shall be 55% of base salary. The Company will maintain in effect, for each year during the Term, the MICP or an equivalent plan under which Executive will be eligible for an award not less than the prior year opportunity level available to Executive. Any such annual incentive compensation payable to Executive shall be paid in accordance with the Company's usual practices with respect to payment of incentive compensation of senior executives.

3.   Benefit and Compensation Plans.

     (a) Executive shall be entitled during the Term to participate in all executive compensation plans, and other employee and executive benefits, practices, policies and programs of the Company, as presently in effect or as they may be modified or added to by the Company from time to time ("Benefit Plans"); and during the Term and for one year after the Date of Termination, the Company will pay the cost of financial and tax planning services, up to a maximum amount in effect on the Effective Date of this Agreement. Such services shall be furnished by a provider selected by Executive.

     (b) During the Term, the Company will provide Executive with coverage by Company-paid (i) long-term disability insurance and benefits in accordance with the terms and conditions set forth in Section 11(d)(vi); and (ii) group or individual life insurance or a combination thereof providing a death benefit of not less than three times Executive's annual base salary and target incentive compensation percentage in effect immediately prior to such Executive's death.

     (c) During the Term, Executive will participate in the Company's Executive Deferred Compensation Plan, ERISA Parity Plan, and any other supplemental retirement plans, benefits, practices, programs, or policies of the Company, as in effect on the Effective Date or as they may be modified or added to by the Company from time to time ("Compensation Plans"). Executive shall also be entitled to the Retirement Equalization Benefit as defined in Section 11(d)(iii).

4.   Non-Compete Agreement

     Executive hereby agrees that if Executive terminates his employment with the Company without Good Reason, then for a period of two (2) years after the Date of Termination, but in any event only as long as the Company satisfies its obligations under this Agreement, (the "Restricted Period"), Executive will not engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in any "Competitive Business" in the continental United States (the "Territory"). The term "Competitive Business" means the making, producing, manufacturing or finishing of steel products which products are in direct competition with steel products that are made, produced, manufactured or finished by the Company on the Date of Termination. It is

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agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not be deemed inconsistent with this Section
4. If any court of competent jurisdiction shall deem any obligation of this
Section 4 too lengthy or the Territory too extensive, the other provisions of this Section shall nevertheless stand, the Restricted Period shall be deemed to be the longest period such court deems not to be too lengthy and the Territory shall be deemed to comprise the portion of the United States east of the Mississippi River (or such other portion of the United States that such court deems not to be too extensive).

5.   Non-Inducement

     Executive hereby agrees that for a period commencing with the Date of Termination and ending on the second anniversary of the Date of Termination, Executive shall not induce, or attempt to influence, any employee of the Company who reports either directly to the Company's Chief Executive Officer or to another employee who reports directly to the Company's Chief Executive Officer, to terminate his employment with the Company.

6.   Non-Disclosure

     For a period commencing on the Date of Termination and ending on the fifth anniversary of the Date of Termination, Executive shall keep secret and retain in strictest confidence, and shall not furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Section, "Confidential Information" shall mean any information relating to the business or affairs of the Company, including but not limited to information relating to financial statements, customer identities, customer needs, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

7.   No Unfavorable Publicity

     Subsequent to Executive's Date of Termination, Executive agrees not to make statements or communications and not to issue any written communications or release any other written materials which would likely be materially damaging to the Company's reputation or standing, whether in the investor or financial community, the steel industry or otherwise.

8.   Cooperation With the Company

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     Executive agrees to cooperate with the Company for a reasonable period of time after the Term of this Agreement by making himself available to testify on behalf of the Company, in any action, suit, or proceeding. In addition, for a reasonable period of time, Executive agrees to be available at reasonable times to meet and consult with the Company on matters reasonably within the scope of his prior duties with the Company so as to facilitate a transition to his successor. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or consulting assistance.

9.   Release of Employment Claims

     Executive and the Company agree that in the event Executive receives Special Termination Benefits (as defined in Section 11(e)), he and the Company will execute a mutual release agreement releasing any and all claims which either of them have or may have against the other arising out of Executive's employment (other than enforcement of this Agreement). The Executive agrees that in the event the Executive's employment with the Company terminates or is terminated, the Executive's sole and exclusive remedy shall be, and the Company's liability shall be limited to, damages equal to the payments and benefits to be provided by the Company hereunder and to payment or reimbursement of Executive's costs and expenses in accordance with Section 13(b).

10.  Remedies

     Executive acknowledges and agrees that the covenants set forth in Sections 4 through 8 are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of such covenants, and that in the event of Executive's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of such covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

11.  Termination of Employment.

     (a) Termination Due to Death, Disability or Normal Retirement. Upon an Executive's Date of Termination due to death, Disability or Normal Retirement, the Company will pay Executive (or his beneficiaries, dependents or estate), and Executive (or his beneficiaries, dependents or estate) will be entitled to receive, the Termination Benefits (as defined in Section 11(d)).

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     (b) Termination by the Company for Cause and Termination by Executive
without Good Reason. Upon Executive's Date of Termination by the Company for Cause or by Executive without Good Reason the Company shall pay Executive (or his beneficiaries, dependents or estate), and Executive (or his beneficiaries, dependents or estate) shall be entitled to receive, the Termination Benefits (as defined in Section 11(d)), except that, in the event of termination of Executive's employment by the Company for Cause or by Executive without Good Reason, no amount shall be paid and no right accrued in respect of Executive under Section 11(d)(i)(B).

     (c) Termination by the Company Without Cause and Termination by Executive for Good Reason. Upon Executive's Date of Termination by the Company without Cause or by Executive for Good Reason the Company shall pay Executive (or his beneficiaries, dependents or estate), and Executive (or his beneficiaries, dependents or estate) shall be entitled to receive, the Termination Benefits (as defined in Section 11(d)) and the Special Termination Benefits (as defined in
Section 11(e)), except that in the event Executive is age 63 or older on the Date of Termination, the "three times" multipliers set forth in Section 11(e)(i) shall be reduced in accordance with the schedule set forth below:

                    Age               Multiplier
                    ---               ----------
                     63                Two times
                     64                One times
                     65 or older       Zero

     (d) "Termination Benefits". "Termination Benefits" means the aggregate of all of the following:

     (i)  a single sum cash payment by the Company to Executive within thirty
(30) days after the Date of Termination of

     (A) Executive's then current annual base salary pro rata through the Date of Termination to the extent not theretofore paid; (B) the product of (y) the greater of (aa) the average annual incentive compensation paid to Executive in the three fiscal years immediately preceding the fiscal year of the Date of Termination (or all fiscal years Executive was employed if less than three, and annualized in the event Executive was not employed by the Company for the whole of any such fiscal year), and (bb) Executive's target incentive compensation percentage payable under the MICP multiplied by Executive's then current base salary and (z) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and (C) any accrued vacation pay to the extent not theretofore paid.

     (ii) All vested amounts owing or accrued at the Date of Termination under any compensation and benefit plans, programs, and arrangements set forth or referred to in this Agreement, including, but not limited to, Sections 2 and 3 hereof; and if the Date of

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Termination is due to death, Executive's estate or other beneficiaries shall receive the death benefits described in Section 3(b)(ii);

     (iii) Executive shall be entitled to receive a "Retirement Equalization Benefit" equal to (A) the benefit that is or would have been payable to Executive under the National Steel Corporation Retirement Program (including any successor thereto) (the "Retirement Plan"), without regard to satisfaction of applicable vesting requirements under the Retirement Plan, determined (x) without regard to the limitations on earnings taken into account for purpose of calculation of accrued benefits under section 401(a) (17) of the Internal Revenue Code of 1986, as amended (the "Code"), (y) without regard to any applicable limitations on maximum benefits under section 415 of the Code, and
(z) for purposes of vesting, eligibility for immediate commencement of benefits, and calculation of the amount of the benefits, based upon the sum of the number of years of service of Executive with the Company, plus the number of years of service of Executive with the Prior Employer, less (B) the actuarially equivalent value of the benefit actually payable to Executive (whether or not he has applied for or is currently eligible and has begun to receive such benefit) under the Retirement Plan and the Company's ERISA Parity Plan, and further, less
(C) the actuarially equivalent value of the Supplemental Pension payable to Executive under the Company's Executive Deferred Compensation Plan, excluding any accrual which is a salary or incentive compensation deferral or contributions (and earnings thereon), and further less (D) the actuarially equivalent value of the benefit hereafter payable to Executive (whether or not he has applied for or is currently eligible and has begun to receive such benefit) under any defined benefit tax qualified retirement plan maintained by the Prior Employer. The Retirement Equalization Benefit or its actuarially equivalent value shall be payable, beginning as of the earliest date Executive would be entitled to receive a pension under the Retirement Plan based on service described in clause (A)(z) of this Section 11(d)(iii), in the form of the normal form of benefit under the Retirement Plan or such optional form of benefit as Executive elects from among the forms of payment then available under the Retirement Plan.

     (iv) If Executive's employment with the Company terminates after the earliest date as of which Executive would have been eligible upon termination of employment, if his employment with the Prior Employer had been employment with the Company, for retiree health care benefits under any plan then maintained by the Company and providing such benefits for salaried non-represented employees hired before 1993 who retire after satisfying such eligibility requirements as may then be in effect under such plan ("Company Plan"), then the Company shall provide to Executive and his eligible dependents such benefits as may be in effect from time to time under the Company Plan.

     (v) Reasonable business expenses and disbursements incurred by Executive prior to such Date of Termination will be fully reimbursed within ten (10) days after the Date of Termination.

     (vi) If Executive is entitled to Termination Benefits due to a Disability, the Company shall (A) pay Executive each month, beginning with the month in which occurs

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Executive's Disability Effective Date and continuing until the earliest of (x)
Executive's death, (y) the date Executive attains age 65 or (z) the date Executive is no longer considered to have a Disability ("Disability Benefit Period"), an amount equal to 65% of the monthly base salary in effect on the date immediately before the Disability Effective Date, reduced by any disability benefits provided under the Company's sponsored program of long term disability insurance, including, without limitation, the Long Term Disability Program of National Steel Corporation (including any successor thereto); and (B) provide to Executive such other benefits as would have been provided to Executive pursuant to the Benefit Plans (other than the Company's sponsored program of long term disability insurance) and Compensation Plans if Executive's Disability had constituted disability thereunder.

     (vii) If Executive dies before the Retirement Equalization Benefit begins, the surviving spouse of Executive, if any, will be entitled to receive a survivor annuity equal to the pre-retirement survivor benefits she would have received under the Retirement Plan if Executive's service for pension purposes with the Prior Employer were service with the Company, determined without regard to the limits under sections 401(a)(17) and 415 of the Code and reduced by (A) the sum of the benefits payable to her under the Retirement Plan and, if applicable, the ERISA Parity Plan, (B) the actuarially equivalent value of any death benefit based on the Supplemental Pension that may be payable to her under the Company's Executive Deferred Compensation Plan, excluding any accrual which is a salary or incentive compensation deferral or contribution (including any earnings thereon), and (C) the actuarially equivalent value of any benefit payable to her, if any under any defined benefit retirement plans maintained by the Prior Employer.

     (e) "Special Termination Benefits". "Special Termination Benefits" means the aggregate of all of the following:

     (i) The Company shall pay to Executive, in a single sum in cash within thirty (30) days after the Date of Termination, an amount equal to (y) three times the Executive's annual base salary (immediately preceding the Date of Termination), plus (z) in the event a Change of Control has previously occurred, an additional amount equal to three times the greater of (aa) the average annual incentive compensation paid to Executive in the three fiscal years immediately preceding the fiscal year of the Date of Termination (or all fiscal years Executive was employed if less than three, and annualized in the event Executive was not employed by the Company for the whole of any such fiscal year), and (bb) and Executive's most recent target incentive compensation percentage payable under the MICP multiplied by his then current base salary; provided, however, that notwithstanding the foregoing, in the event a Change of Control has previously occurred, the maximum aggregate amount payable under this Section 11(e)(i) shall not exceed five times the Executive's annual base salary (immediately preceding the Date of Termination).

     (ii) For three years after Executive's Date of Termination, if Executive is less than age 63 on his Date of Termination, or such longer period as may be provided by the

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

terms of the appropriate plan, program, arrangement, practice or policy, the Company shall continue benefits to Executive and/or Executive's dependents at least equal to those which would have been provided to them in accordance with the Benefit Plans or this Agreement if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and their dependents; provided, however, that if Executive is eligible to receive health benefits under another employer-provided plan, the health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further, that if Executive shall later become ineligible for health benefits under another employer-provided plan, the health benefits provided by the Company shall be primary. If Executive is age 63 or older on his Date of Termination, the period of "three years" in the first line of this Section 11(e)(ii) shall be reduced to the period set forth below:

                   Age                    Period
                   ---                    ------
                   63                     Two years
                   64                     One year
                   65 or older            Zero

For purposes of determining vesting, eligibility and benefit accrual (for both age and service but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such Benefit Plans, Executive shall be considered to have commenced employment prior to January 1, 1993 (and employment with the Prior Employer shall be deemed to be employment with the Company), to have remained employed until the lesser of (a) three years after the Date of Termination or (b) age 65, and to have retired on the last day of such period. If such Benefit Plans do not allow Executive's continued participation, Executive shall be paid within thirty (30) days after the Date of Termination a cash payment actuarially equivalent on an after-tax basis to the value of the additional benefits which Executive would have received under such employee benefit plans, programs, and arrangements in which Executive was participating immediately prior to the Date of Termination, as if Executive had received credit under such plans, programs, and arrangements for service, age and compensation with the Company during the periods previously described following Executive's Date of Termination, with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans, programs and arrangements. The value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating.

     (iii) Outplacement services, the scope and provider of which shall be selected by Executive in his sole discretion, provided by the Company at its sole expense as incurred.

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

     (iv) Stock options held by Executive as of the date of this Agreement will continue to vest as if Executive had remained an employee of the Company and shall remain fully exercisable for the lesser of (a) the entire period that would have been available for exercise had Executive continued in the employ of the Company through the original option term or (b) three years; such stock options shall otherwise be governed by the plans and programs (and the agreements and other documents thereunder) pursuant to which such stock options were granted .

     (v) A cash amount payable within thirty (30) days after the Date of Termination equal to the benefits which Executive would have been entitled to receive pursuant to the Retirement Plan, the Company's ERISA Parity Plan and the Retirement Equalization Benefit had his employment continued at the annual base salary as defined in Section 2 until the date Executive attained the age of 55 or the Date of Termination, whichever occurs later.

12.  Special Provisions on Change of Control.

     In the event of a Change of Control, the provisions of this Section shall apply, and the Agreement shall be interpreted and applied consistently with the provisions of this Section.

     (a) Benefit and Compensation Plans. In no event shall Benefit Plans or Compensation Plans provide Executive with benefits or compensation, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under Benefit Plans or Compensation Plans as in effect at any time during the 120-day period immediately preceding the Change of Control or if more favorable to Executive, those provided generally at any time after the Change of Control to other peer executives of the Company. If after a Change of Control (i) Executive terminates his employment with the Company with Good Reason, or (ii) Executive's employment with the Company is terminated without Cause, the actuarially equivalent value of nonqualified unfunded retirement benefits under any plan, program or arrangement of the Company (including without limitation the Retirement Equalization Benefit under this Agreement) shall be paid to Executive in a single sum within thirty (30) days after Executive is no longer employed by the Company.

     (b) Tax Matters. If Executive becomes entitled to one or more payments (with a "payment" including, without limitation, any Termination Benefits, Special Termination Benefits, the vesting of an option or other cash or non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, program, policy, practice, arrangement, or agreement with the Company (the "Benefit Payments"), which are or may become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall indemnity and hold the Executive harmless on an after-tax basis from the Excise Tax and any additional federal, state, and local income tax, employment tax and penalties and interest thereon, and the Company shall pay to Executive at the time of the Benefit Payments (or at the time the Excise Tax is imposed, if

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earlier) an additional amount which shall equal and include the Excise Tax, reimbursement for any penalties and interest that may accrue in respect of any Excise Tax (including any penalties or interest thereon) and any federal, state and local income or employment tax and Excise Tax on such additional amount, including any penalties or interest thereon (collectively, the "Additional Amounts"), but before reduction for any federal, state, or local income or employment tax on the Benefit Payments, so that after payment of the previously mentioned taxes (including penalties and interest thereon) Executive retains an amount equal to the sum of (a) the Benefit Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Additional Amounts in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which payment of the Additional Amounts is to be made.

     The Benefit Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent independent legal counsel or independent compensation consultants or independent certified public accountants of nationally recognized standing mutually selected by the Company and Executive ("Independent Advisors") provide a written opinion acceptable to Executive that the Benefit Payments (in whole or in part) are not subject to Excise Tax because they do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

     For purposes of determining the amount of the Additional Amounts, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the payment of the Additional Amounts is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the payment of the Additional Amounts is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Additional Amounts in Executive's adjusted gross income.

     The Company shall have the right to contest any claim by the Internal Revenue Service relating to the Excise Tax; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, federal, state and local income or employment tax

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(including interest and penalties with respect thereto) imposed and payment of costs and expenses.

     The Company shall bear all of its own expenses and the expense of the Independent Advisors, and the legal, consulting and accounting expenses of Executive incurred by Executive for any reason under or with respect to this Section.

13.  Governing Law; Disputes; Arbitration.

     (a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Indiana, without regard to Indiana conflicts of law principles, except insofar as the Delaware General Corporation Law and federal laws and regulations may be applicable. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

     (b) Reimbursement of Expenses in Enforcing Rights. All costs and expenses (including, without limitation, fees and disbursements of actuaries, accountants and counsel) incurred by Executive in seeking in good faith to enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive is successful in asserting such rights. If there shall be any dispute between the Company and Executive, the Company shall pay or provide, as applicable, all undisputed amounts or benefits as are then payable to Executive or Executive's beneficiaries or dependents pursuant to this Agreement. Any amounts that have become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law, but which are not timely paid shall bear interest, payable by the Company, at the lower of (A) the highest lawful rate or (B) the prime rate in effect at the time such payment first becomes payable, as quoted by The Wall Street Journal.

     (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration, by three (3) arbitrators, one of which shall be chosen by the Company, one of which shall be chosen by Executive, and one of which shall be chosen by the arbitrators chosen by Company and Executive. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Indiana; (ii) any of the courts of the State of Indiana, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding. Notwithstanding any provision in this Section 13(c), Executive shall be entitled to seek specific performance of Executive's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.  Definitions

     Certain terms in this Agreement are defined the first time they appear; other terms which are capitalized are not defined the first time they appear, but unless the context indicates otherwise, have the meanings set forth below:

     (a) "Cause". For purposes of this Agreement, "Cause" shall mean Executive's gross misconduct (as defined herein) or willful and material breach of this Agreement. For purposes of this definition, "gross misconduct" shall mean (A) a felony conviction or a plea of nolo contendere to a felony charge in a court of law under applicable federal or state laws which results in material damage to the Company, or (B) willfully engaging in one or more acts which is demonstrably and materially damaging to the Company. Notwithstanding the foregoing, Executive may not be terminated for Cause unless and until there shall have been delivered to him, within six months after the Board (A) had knowledge of conduct or an event allegedly constituting Cause and (B) had reason to believe that such conduct or event could be grounds for Cause, a copy of a resolution duly adopted by a majority affirmative vote of the entire membership of the Company's Board of Directors (excluding Executive if a member of Company's Board of Directors), at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such termination and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 14(a).

     (b) "Change of Control". For the purpose of this Agreement, a "Change of Control" shall mean:

     (i) (A) If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") acquires (by purchase, tender offer or otherwise) or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange
Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting

Securities") and (B) NKK Corporation ceases to be the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of all the then Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (2) any acquisition by any entity pursuant to a transaction which complies with each of clauses (A),
(B) and (C) of subsection (iii) of this paragraph (b).

     (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (iii) Consummation of a reorganization, recapitalization, merger, acquisition of securities or assets by the Company or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, the Company or a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least two-thirds of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (c) "Date of Termination". "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, by Executive for Good Reason, or by the Company or the Executive due to Normal Retirement, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if Executive's employment is terminated by the Company without Cause, the Date of Termination shall be (a) the date on which the Company notifies Executive of such Date of Termination, or (b) the date of expiration of the initial Term (or any extension thereof, as the case may be) if such termination without Cause occurs as a result of an election by the Company, during either the initial Term or any extension thereof, not to further extend the initial Term or any extension thereof; and (iii) if Executive's employment is terminated by reason of death or Disability, or is terminated by Executive without Good Reason, the Date of Termination shall be the date of death of Executive, the Disability Effective Date, or the date Executive notifies the Company that Executive's employment will terminate, as the case may be. If the Company determines in good faith that the Disability of Executive has occurred during the Term of the Agreement (pursuant to the definition of Disability set forth in Section 14(d)), it may give to Executive written notice in accordance with Section 14(f) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's Date of Termination is effective on the date that is six months after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within such six month period, Executive shall not have returned to full-time performance of Executive's duties; provided, however, that for purposes of Sections 11(d)(iii) and 11(d)(vi) the Date of Termination shall, as long as Executive continues to have a Disability, be deemed to be the date on which Executive reaches age 65. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(f) of this Agreement.

     (d) "Disability". "Disability" means the failure of Executive to render and perform the services required of him under this Agreement, for a total of 180 days or more during any consecutive 12 month period, because of any physical or mental incapacity or disability as determined by a physician or physicians selected by the Company and reasonably acceptable to Executive, unless, within six (6) months after Executive has received written notice from the Company of a proposed Date of Termination due to such absence, Executive shall have returned to the full performance of his duties hereunder and shall have presented to the Company a written certificate of Executive's good health prepared by a physician selected by Executive and reasonably acceptable to the Company.

     (e) "Good Reason". For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, without Executive's prior written consent:

     (i) the diminution of Executive's status, titles, positions, duties, offices, authorities, responsibilities, assignments or reporting relationships, or removal from Executive of any status, titles, positions, duties, offices, authorities, responsibilities, assignments or reporting relationships, which is inconsistent in any respect with Executive's status, titles, positions, duties, offices, authorities, responsibilities, assignments or reporting relationships, as contemplated by Section 1 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

     (ii) if Executive is a member of the Board on the Effective Date, the removal of Executive from, any failure to elect or re-elect, or nominate Executive to the Board;

     (iii) any reduction in Executive's then current base salary or in Executive's then current target incentive compensation opportunity under the MICP;

     (iv) any reduction in benefits under the Retirement Plan, the Retirement Equalization Benefit, the ERISA Parity Plan or the Supplemental Pension payable to Executive under the Company's Executive Deferred Compensation Plan unless such reduction under any tax-qualified employee benefit plan is required by law; provided, further, that if any such reduction is required by law, "Good Reason" shall still exist unless the Company promptly makes Executive whole for any such reduction through equal accruals under a non-tax qualified plan;

     (v) any failure other than provided in Section 14(e)(iv) by the Company to comply with any of the provisions of this Agreement, including but not limited to Sections 2 and 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

     (vi) any failure by the Company to perform any obligation under, or breach by the Company of any provision of, this Agreement;

     (vii)  [Intentionally left blank.]

     (viii) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement; or

     (xi) any failure by the Company to comply with and satisfy Section 15(c) of this Agreement.

     (f) "Notice of Termination". "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the

Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

     (g)    "Prior Employer". "Prior Employer" means USX Corporation.

     (h) "Board" or "Board of Directors". "Board" or "Board of Directors" means the full board of directors of the Company as it may be constituted in accordance with applicable law from time to time, and any committee of the board shall not be deemed to be the Board or Board of Directors for purposes of this Agreement.

15.  Miscellaneous.

     (a) Integration. This Agreement modifies and supersedes any and all prior employment agreements (including but not limited to the Prior Agreement, if any). This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Notwithstanding the foregoing, all stock options granted to Executive pursuant to such Prior Agreement shall remain outstanding, and to the extent applicable, Section 11(e)(iv) shall apply to such stock options and shall also apply to such other stock options granted to Executive prior to the Effective Date of this Agreement.

     (b)    Nonexclusivity of Rights.

     Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any of the Company's plans, policies, practices, programs, contracts or agreements, the terms and provisions of whichever is more favorable to the Executive shall prevail.

     (c) Non-Transferability. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 15(d). The Company may, but only with the consent of Executive, assign this Agreement and the Company's rights and obligations hereunder, and the Company shall, as a condition of the succession, require such Successor to assume (jointly and severally with the Company) the Company's obligations and be bound by this Agreement. Any such assignment shall not release the Company of any of its obligations under this Agreement. For purposes of this Agreement, "Successor" shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or all or substantially all of its assets, or otherwise.

     (d) Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following Executive's death. If Executive should die while any amount would still be payable to him hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

     (e) Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by overnight courier service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

     If to the Company:                        With copies to:

     Senior Vice President - Administration    Senior Vice President & General
     National Steel Corporation              Counsel
     4100 Edison Lakes Parkway                 National Steel Corporation
     Mishawaka, Indiana  46545-3440          4100 Edison Lakes Parkway
                                             Mishawaka, Indiana  46545-3440

     If to Executive at his then current address reflected in the Company's records.

If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement when sent. In the case of overnight courier service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective 2 days after deposit into the mails by delivery to the U.S. Post Office. If the person to receive the notice (or a copy thereof) for the Company is Executive, then notice to the Company shall be sent to the President of the Company at the above address rather than to the officer previously named.

     (f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     (g) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

     (h) No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive's damages on or after Executive's Date of Termination, and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or by retirement benefits; provided, however, that, the health benefits that Executive is entitled to receive after the Date of Termination may be reduced in accordance with the terms of Section 11(e)(ii).

     (i) Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 11 and 12, or otherwise by the Company, will be subject to required withholding taxes and other required deductions.

     (j) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its permitted successors and assigns as provided in Section 15(c). This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     (k) Actuarially Equivalent Value Calculation. For the purpose of determining an actuarially equivalent value under the terms of this Agreement, the interest rate specified in Section 417(e)(3) of the Internal Revenue Code of 1986, or any successor section thereto, as of the date of such determination, and the 1994 Group Annuitants Mortality Table, shall be used and for purposes of determining present value under the terms of this Agreement, the interest rate specified immediately above shall be used. All calculations shall be made at the expense of the Company, by the independent auditors of the Company. As soon as practicable after the need for such calculation arises, the Company shall provide to its auditors all information needed to perform such calculations.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this instrument to be duly executed as of the day and year first above written.

                              NATIONAL STEEL CORPORATION


                              By:_____________________________________________
                              Name:  David A. Pryzbylski
                              Title:  Senior Vice President, Administration
                                   and Secretary


                              -----------------------------------------------
                              V. John Goodwin